Filed Pursuant to Rule 424(b)(2)

File No. 333-104858

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 11, 2003

U.S.$250,000,000 Deluxe Corporation Medium-Term Notes Due Nine Months or More from Date of Issue

We may offer from time to time up to $250,000,000 of our Medium-Term Notes. Each note will mature on a date nine months or more from its date of original issuance.

The notes will bear interest at either a fixed or a floating rate. Interest will be paid on the dates stated in the applicable pricing supplement.

The notes may be either callable by us or puttable by you, if specified in the applicable pricing supplement.

The specific terms of each note offered will be described in the applicable pricing supplement, and the terms may differ from those described in this prospectus supplement.

Investing in the notes may involve risk. See “ Foreign Currency Risks” on page S-21 and “ Risk Factors” on page 3 of the accompanying prospectus.

	Price to Public	Agent’s Commissions or Discounts(1)	Proceeds to Company
Per Note(2)	100%	.125%-.750%	99.875%-99.250%
Total(3)	$250,000,000	$312,500-$1,875,000	$249,687,500-$248,125,000

(1)	Commissions with respect to notes with a stated maturity more than thirty years from date of issue will be negotiated at the time of sale.
(2)	We may issue notes at a discount or a premium to the applicable principal amount. If we do, the public offering price and the proceeds to us will be set forth in the applicable pricing supplement.
(3)	Or the equivalent in other currencies or currency units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Banc One Capital Markets, Inc.

Wachovia Securities

The date of this prospectus supplement is September 2, 2003.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

We may use this prospectus supplement, together with the accompanying prospectus and a pricing supplement, to offer our Medium-Term Notes, at various times. The total initial public offering price of notes that may be offered by use of this prospectus supplement is US$250,000,000 or its equivalent in foreign or composite currencies or, in the case of notes issued at an original issue discount, such principal amount as will result in an aggregate initial offering price not to exceed that amount.

The following description of the particular terms of the notes offered by this prospectus supplement (referred to in the accompanying prospectus as the debt securities) supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, which description you should also read. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description. Unless we specify otherwise in the applicable pricing supplement, the notes will have the terms described below.

Each time we issue notes we will deliver a pricing supplement to this prospectus supplement. The pricing supplement will describe the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the accompanying prospectus. Any information in the applicable pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply and will supersede that information in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and the applicable pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information; Incorporation by Reference” on page 16 of the accompanying prospectus.

DESCRIPTION OF NOTES

General

The notes will be direct, unsecured and unsubordinated obligations of Deluxe Corporation. We will issue the notes on a continuing basis under an indenture dated as of April 30, 2003, between us and Wells Fargo Bank Minnesota, N.A., as trustee. The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture, including the definitions in the indenture of certain terms.

We will use this prospectus supplement and any pricing supplement in connection with the offer and sale from time to time of notes in an aggregate initial public offering price of up to U.S.$250,000,000 or its equivalent in other currencies, currency units or composite currencies (or, if any notes are issued at original issue discount, we will use the initial offering price of those notes in calculating the aggregate principal amount of notes offered by this prospectus supplement). If we issue securities under the accompanying prospectus from time to time, the aggregate principal amount of notes we may offer with this prospectus supplement may be proportionately reduced. We refer you to “Plan of Distribution” in this prospectus supplement and in the accompanying prospectus.

The pricing supplement relating to a note will describe the following terms:

•	the currency or currency unit in which the note is denominated and, if different, the currency or currency unit in which payments of principal and interest on the note will be made (and, if the specified currency is other than U.S. dollars, any other terms relating to that foreign currency note and the specified currency);

•	whether the note bears a fixed rate of interest or bears a floating rate of interest (including whether the note is a regular floating rate note, a floating rate/fixed rate note or an inverse floating rate note (each as defined below));

•	the issue price;

•	the issue date;

•	the maturity date;

•	if the note is a fixed rate note, the interest rate, if any, interest payment dates, if any, and whether we can extend the maturity of the note;

•	if the note is a floating rate note, the interest rate basis, the initial interest rate, the interest payment dates, the index maturity, the spread and/or spread multiplier, if any (each as defined below), and any other terms relating to the particular method of calculating the interest rate for that note;

•	if the note is an indexed note (as defined below), the terms relating to the particular note;

•	if the note is a dual currency note (as defined below), the terms relating to the particular note;

•	if the note is an amortizing note (as defined below), the amortization schedule and any other terms relating to the particular note;

•	whether the note is an original issue discount note;

•	whether the note may be redeemed at our option, or repaid at the option of the holder, prior to its stated maturity as described under “—Redemption at Our Option” and “—Repayment at the Noteholders’ Option; Repurchase” below and, if so, the provisions relating to redemption or repayment, including, in the case of any original issue discount notes, the information necessary to determine the amount due upon redemption or repayment;

•	any relevant tax consequences associated with the terms of the notes which have not been described under “Certain United States Federal Income Tax Considerations” below; and

•	any other terms not inconsistent with the provisions of the indenture.

Subject to the additional restrictions described under “Special Provisions Relating to Foreign Currency Notes”, each note will mature on a day, nine months or more from the date of issue, as specified in the applicable pricing supplement and agreed to between us and the initial purchaser. In the event that the maturity date of any note or any date fixed for redemption or repayment of any note is not a business day (as defined below), principal and interest payable at maturity or upon redemption or repayment will be paid on the next succeeding business day with the same effect as if that following business day was the date on which the payment was due. We will not pay any additional interest as a result of the delay in payment. Except as may be provided in the applicable pricing supplement and except for indexed notes, all notes will mature at par.

We are offering the notes on a continuing basis, in denominations of $1,000 and any integral multiples of $1,000 unless otherwise specified in the applicable pricing supplement, except that notes in specified currencies other than U.S. dollars will be issued in the denominations set forth in the applicable pricing supplement. We refer you to “Special Provisions Relating to Foreign Currency Notes”.

The Company may, without the consent of the holders of the notes, offer additional notes having the same terms in all respects as the notes. The notes and those additional notes would be treated as a single series for all purposes under the indenture and will vote as one class on all matters with respect to the notes.

The interest rates we will offer to pay with respect to the notes may differ depending upon, among other things, the aggregate principal amount of the notes purchased in any single transaction.

Interest and Interest Rates

Unless otherwise specified in the applicable pricing supplement, each note will bear interest at either:

•	a fixed rate specified in the applicable pricing supplement; or

•	a floating rate specified in the applicable pricing supplement determined by reference to an interest rate basis, which may be adjusted by a spread and/or spread multiplier (each as defined below). Any floating rate note may also have either or both of the following:

•	a maximum interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period; and

•	a minimum interest rate limitation, or floor, on the rate at which interest may accrue during any interest period.

In addition, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

Each note will bear interest from its date of issue or from the most recent date to which interest on that note has been paid or duly provided for, at the fixed or floating rate specified in the note, until the principal amount has been paid or made available for payment. Interest will be payable on each interest payment date (except for certain original issue discount notes and except for notes originally issued between a regular record date and an interest payment date) and at maturity or on redemption or repayment, if any. Unless otherwise indicated in the applicable pricing supplement, interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid with respect to the applicable note) to but excluding the related interest payment date or the maturity date, as the case may be.

Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding the related interest payment date, except that:

•	if we fail to pay the interest due on an interest payment date, the defaulted interest will be paid to the person in whose name the note is registered at the close of business on the record date the trustee will establish for the payment of defaulted interest; and

•	interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable.

The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next succeeding regular record date. We may change the interest rates and interest rate formulae from time to time, but such change will not affect any note previously issued or which we have agreed to issue but have not yet delivered.

Fixed Rate Notes

Each fixed rate note will bear interest at the annual rate specified in the applicable pricing supplement. The interest payment dates for fixed rate notes will be specified in the applicable pricing supplement and the regular record dates will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date, unless otherwise specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any date for any payment on any fixed rate note is not a business day, payment of interest, premium, if any, or principal otherwise payable on that fixed rate note will be made on the next succeeding business day. We will not pay any additional interest as a result of the delay in payment.

Floating Rate Notes

Unless otherwise specified in an applicable pricing supplement, floating rate notes will be issued as described below. The applicable pricing supplement will specify certain terms with respect to which each floating rate note is being delivered, including:

•	whether the floating rate note is a regular floating rate note, an inverse floating rate note or a floating rate/fixed rate note;

•	the interest rate basis or bases;

•	initial interest rate;

•	interest reset dates;

•	interest reset period;

•	interest payment dates;

•	index maturity;

•	maximum interest rate and minimum interest rate, if any;

•	the spread and/or spread multiplier, if any; and

•	if one or more of the specified interest rate bases is London Inter Bank Offer Rate (“LIBOR”), the index currency, if any, as described below.

Unless otherwise specified in the applicable pricing supplement, each regular record date for a floating rate note will be the fifteenth calendar day (whether or not a business day) prior to each interest payment date.

The interest rate borne by the floating rate notes will be determined as follows:

•	Unless a floating rate note is designated as a “floating rate/fixed rate note” or an “inverse floating rate note”, the floating rate note will be designated a “regular floating rate note” and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Unless otherwise specified in the applicable pricing supplement, commencing on the initial interest reset date, the rate at which interest on the regular floating rate note will be payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

•	If a floating rate note is designated as a “floating rate/fixed rate note”, then, except as described below or in an applicable pricing supplement, the note will initially bear interest at the rate determined by reference to the applicable interest rate basis or bases:

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Commencing on the initial interest reset date, the rate at which interest on the floating rate/fixed rate note will be payable shall be reset as of each interest reset date, except that:

•	the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate; and

•	the interest rate in effect commencing on, and including, the fixed rate commencement date (as specified in the applicable pricing supplement) to the maturity date will be the fixed interest rate specified in the applicable pricing supplement, or if no fixed interest rate is so specified and the floating rate/fixed rate note is still outstanding on the fixed rate commencement date, the interest rate in effect on the floating rate/fixed rate note on the day immediately preceding the fixed rate commencement date.

•	If a floating rate note is designated as an “inverse floating rate note”, then, except as described below or in an applicable pricing supplement, the note will bear interest equal to the fixed interest rate specified in the related pricing supplement:

•	minus the rate determined by reference to the interest rate basis or bases;

•	plus or minus the applicable spread, if any; and/or

•	multiplied by the applicable spread multiplier, if any.

Unless otherwise specified in the applicable pricing supplement, the interest rate on an inverse floating rate note will not be less than zero. Commencing on the initial interest reset date, the rate at which interest on the inverse floating rate note is payable will be reset as of each interest reset date; provided, however, that the interest rate in effect for the period from the original issue date to the initial interest reset date will be the initial interest rate.

Notwithstanding the foregoing, if a floating rate note is designated as having an addendum attached, the floating rate note will bear interest in accordance with the terms described in the addendum and the applicable pricing supplement. We refer you to “—Other Provisions; Addenda” below.

Unless otherwise provided in the applicable pricing supplement, each interest rate basis will be the rate determined in accordance with the applicable provisions below. Except as set forth above or in the applicable pricing supplement, the interest rate in effect on each day will be:

•	if that day is an interest reset date, the interest rate as determined on the interest determination date (as defined below) immediately preceding that interest reset date; or

•	if that day is not an interest reset date, the interest rate determined on the interest determination date immediately preceding the next preceding interest reset date.

Except for the fixed rate period described above for floating rate/fixed rate notes, interest on floating rate notes will be determined by reference to an interest rate basis, which may be one or more of:

•	the CD rate;

•	the Commercial Paper rate;

•	the Federal Funds rate;

•	LIBOR;

•	the Prime rate;

•	the Treasury rate; or

•	any other interest rate basis or interest rate formula described in the applicable pricing supplement.

The “spread” is the number of basis points to be added to or subtracted from the related interest rate basis or bases applicable to a floating rate note. The “spread multiplier” is the percentage of the related interest rate basis or bases applicable to a floating rate note by which such interest rate basis or bases will be multiplied to determine the applicable interest rate on such floating rate note. The “index maturity” is the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated. We may change the spread, spread multiplier, index maturity and other variable terms of the floating rate notes from time to time, but that change will not affect any floating rate note previously issued or which we have agreed to issue but have not yet delivered.

Each applicable pricing supplement will specify whether the rate of interest on the related floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or such other specified interest reset period and the dates on which that interest rate will be reset. Unless otherwise specified in the applicable pricing supplement, the interest reset date will be, in the case of floating rate notes which reset:

•	daily, each business day;

•	weekly, a business day that occurs in each week as specified in the applicable pricing supplement (with the exception of weekly reset Treasury rate notes, which will reset the Tuesday of each week except as specified below);

•	monthly, a business day that occurs in each month as specified in the applicable pricing supplement;

•	quarterly, a business day that occurs in each third month as specified in the applicable pricing supplement;

•	semi-annually, a business day that occurs in each of two months of each year as specified in the applicable pricing supplement; and

•	annually, a business day that occurs in one month of each year as specified in the applicable pricing supplement.

If any interest reset date for any floating rate note would otherwise be a day that is not a business day, as defined below, that interest reset date will be postponed to the next succeeding day that is a business day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

“Business day” means, unless otherwise specified in the applicable pricing supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the applicable notes and:

•	with respect to LIBOR notes, “business day” will also be a London business day;

•	with respect to notes denominated in euro, “business day” will also be a day on which the TransEuropean Real-Time Gross Settlement Express Transfer (TARGET) System is in place; and

•	with respect to notes denominated in a specified currency other than U.S. dollars or euro, “business day” will not include a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the principal financial center of the country of the specified currency.

“London business day” means, with respect to LIBOR notes denominated in any currency specified in the applicable pricing supplement, any day on which dealings in that currency are transacted in the London interbank market.

Except as provided below or in an applicable pricing supplement, interest will be payable on the maturity date and in the case of floating rate notes which reset:

•	daily, weekly or monthly, on a business day that occurs in each month, as specified in the applicable pricing supplement;

•	quarterly, on a business day that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually, on a business day that occurs in each of two months of each year as specified in the applicable pricing supplement; and

•	annually, on a business day that occurs in one month of each year, as specified in the applicable pricing supplement.

If any interest payment date for any floating rate note would otherwise be a day that is not a business day, that interest payment date will be the next succeeding day that is a business day, and we will not pay any additional interest as a result of the delay in payment, except that if a note is a LIBOR note and if the next business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, and we will not pay any additional interest for the period from and after the maturity date.

All percentages resulting from any calculation on floating rate notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 5.876545% (or .05876545) would be rounded to 5.87655% (or .0587655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

With respect to each floating rate note, accrued interest is calculated by multiplying the face amount of the note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (a) the date of issue and (b) the last day to which interest has been paid or duly provided for, to but excluding the last date for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to that day by 360, in the case of notes for which the interest rate basis is the CD rate, the Commercial Paper rate, the Federal Funds rate, LIBOR or the Prime rate, or by the actual number of days in the year in the case of notes for which the interest rate basis is the Treasury rate. The accrued interest factor for notes for which the interest rate may be calculated with reference to two or more interest rate bases will be calculated in each period by selecting one such interest rate basis for this period in accordance with the provisions of the applicable pricing supplement.

The interest rate applicable to each interest reset period commencing on the interest reset date with respect to that interest reset period will be the rate determined as of the “interest determination date”. Unless otherwise specified in the applicable pricing supplement, the interest determination date with respect to the CD rate, the Commercial Paper rate, the Federal Funds rate and the Prime rate will be the second business day preceding each interest reset date for the related note; and the interest determination date with respect to LIBOR will be the second London business day preceding each interest reset date for the related note. With respect to the Treasury rate, unless otherwise specified in an applicable pricing supplement, the interest determination date will be the day in the week in which the related interest reset date falls on which day Treasury bills (as defined below) are normally auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday on the week preceding the related interest reset date, the related interest determination date will be that preceding Friday; and provided, further, that if an auction falls on any interest reset date then the related interest reset date will instead be the first business day following that auction. Unless otherwise specified in the applicable pricing supplement, the interest determination date pertaining to a floating rate note, the interest rate of which is determined with reference to two or more interest rate bases, will be the latest business day which is at least two business days prior to each interest reset date for that floating rate note. Each interest rate basis will be determined and compared on that date, and the applicable interest rate will take effect on the related interest reset date, as specified in the applicable pricing supplement.

Unless otherwise provided for in the applicable pricing supplement, Wells Fargo Bank Minnesota, N.A. will be the calculation agent and for each interest reset date will determine the interest rate with respect to any floating rate note as described below. The calculation agent will notify us, the paying agent and the trustee of each determination of the interest rate applicable to a floating rate note promptly after such determination is made. The trustee will, upon the request of the holder of any floating rate note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent interest determination date relating to that note. Unless otherwise specified in the applicable pricing supplement, the “calculation date”, where applicable, pertaining to any interest determination date will be the earlier of (a) the tenth calendar day after that interest determination date or, if that day is not a business day, the next succeeding business day or (b) the business day preceding the applicable interest payment date or maturity date, as the case may be.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine the interest rate basis with respect to floating rate notes as follows:

CD Rate Notes.    CD rate notes will bear interest at the interest rate (calculated with reference to the CD rate and the spread and/or spread multiplier, if any) specified in the CD rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “CD rate” means, with respect to any interest determination date relating to a CD rate note, the rate on the date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” under the heading “CDs (Secondary Market)”, or any successor publication or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the CD rate will be the rate on that interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily update of H.15(519) available through the world-wide web site of the Board of Governors of the Federal Reserve System at “http://www.federalreserve.gov/releases/H15/update” or any successor site or publication of the Board of Governors under the heading “Certificates of Deposit”. If that rate is not yet published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to an interest determination date, the calculation agent will calculate the CD rate on that interest determination date, which will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting as set forth above, the CD rate with respect to that interest determination date will be the same as the CD rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).

Commercial Paper Rate Notes.    Commercial Paper rate notes will bear interest at the interest rate (calculated with reference to the Commercial Paper rate and the spread and/or spread multiplier, if any) specified in the Commercial Paper rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “Commercial Paper rate” means, with respect to any interest determination date relating to a Commercial Paper rate note, the money market yield (as defined below) of the rate on that date for commercial paper having the index maturity designated in the applicable pricing supplement, as published in H.15(519), under the heading “Commercial Paper—Non-Financial”. In the event that the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, then the Commercial Paper rate will be the money market yield of the rate on the interest determination date for commercial paper of the specified index maturity as published in H.15 daily update under the heading “Commercial Paper” (with an index maturity of one month or three months being deemed to be equivalent to an index maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on that calculation date the rate is not yet available in either H.15(519) or H.15 daily update, then the calculation agent will calculate the Commercial Paper rate on that interest determination date, which will be the money market yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on that interest determination date for commercial paper of the specified index maturity placed for a non-financial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the calculation agent; provided, however, that if the dealers selected as aforesaid by the calculation agent are not quoting offered rates as set forth above, the Commercial Paper rate with respect to that interest determination date will be the same as the Commercial Paper rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

“Money market yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield	=	D x 360	x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which interest is being calculated.

Federal Funds Rate Notes.    Federal Funds rate notes will bear interest at the interest rate (calculated with reference to the Federal Funds rate and the spread and/or spread multiplier, if any) specified in the Federal Funds rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Federal Funds rate” means, with respect to any interest determination date relating to a Federal Funds rate note, the rate on such date for Federal Funds as published in H.15(519) under the heading “Federal Funds (effective)” or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the Federal Funds rate will be the rate on that interest determination date as published in H.15 daily update under the heading “Federal Funds (effective)”. If that rate is not published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the calculation agent will calculate the Federal Funds rate for that interest determination date, which will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on that interest determination date arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the calculation agent; provided, however, that if the brokers selected as aforesaid by the calculation agent are not quoting as set forth above, the Federal Funds rate with respect to that interest determination date will be the same as the Federal Funds rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

LIBOR Notes.    LIBOR notes will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified in the LIBOR notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the calculation agent will determine “LIBOR” for each interest reset date as follows:

•	With respect to an interest determination date relating to a LIBOR note, LIBOR will be the rate for deposits in the London interbank market in the index currency (as defined below) having the index maturity designated in the applicable pricing supplement commencing on the second London business day immediately following that interest determination date that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on that interest determination date. If no rate appears on the Designated LIBOR Page, LIBOR in respect of that interest determination date will be determined as if the parties had specified the rate described in the following paragraph.

•	With respect to an interest determination date relating to a LIBOR note to which the last sentence of the previous paragraph applies, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity designated in the applicable pricing supplement commencing on the second London business day immediately following that interest determination date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in that index currency in such market at that time. If at least two such quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable pricing supplement), in the principal financial center of the country of the specified index currency, on that interest determination date for loans made in the index currency to leading European banks having the index maturity designated in the applicable pricing supplement commencing on the second London business day immediately following that interest determination date and in a principal amount that is representative for a single transaction in that index currency in that market at that time by three major banks in that principal financial center selected by the calculation agent; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR with respect to that interest determination date will be the same as LIBOR in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

“Index currency” means the currency (including currency units and composite currencies) specified in the applicable pricing supplement as the currency with respect to which LIBOR will be calculated. If no currency is specified in the applicable pricing supplement, the index currency will be U.S. dollars.

“Designated LIBOR Page” means the display on Page 3750 (or any other page specified in the applicable pricing supplement) of the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable index currency (or such other page as may replace that page on that service for the purpose of displaying such rates).

Prime Rate Notes.    Prime rate notes will bear interest at the interest rate (calculated with reference to the Prime rate and the spread and/or spread multiplier, if any) specified in the Prime rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, “Prime rate” means, with respect to any interest determination date, the rate set forth in H.15(519) for that date opposite the caption “Bank Prime Loan”. If that rate is not yet published by 9:00 a.m., New York City time, on the calculation date pertaining to that interest determination date, the Prime rate for that interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Bloomberg Prime Rate by Top Banks Page (as defined below) as that bank’s prime rate or base lending rate as in effect for that interest determination date as quoted on the Bloomberg Prime Rate by Top Banks Page on that interest determination date, or, if fewer than four of these rates appear on the Bloomberg Prime Rate by Top Banks Page for that interest determination date, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in The City of New York selected by the calculation agent from which quotations are requested. If fewer than two quotations are provided, the calculation agent will calculate the Prime rate, which will be the arithmetic mean of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the calculation agent to quote prime rates. “Bloomberg Prime Rate by Top Banks Page” means the display designated as the “Prime Rate by Top Banks” page on Bloomberg Professional (or such other page as may replace the Prime Rate by Top Banks Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes.    Treasury rate notes will bear interest at the interest rate (calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any) specified in the Treasury rate notes and in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the “Treasury rate” means, with respect to any interest determination date relating to a Treasury rate note, the rate applicable to the most recent auction of direct obligations of the United States, which we refer to as Treasury bills, having the index maturity designated in the applicable pricing supplement, as published in H.15(519) under the heading “Treasury Bills—auction average (investment)” or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the auction average rate on that interest determination date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the index maturity designated in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on that calculation date or if no such auction is held in a particular week, then the Treasury rate will be the rate as published in H.15(519) under the heading “Treasury Bills—secondary market,” or any successor publication or heading. In the event that rate is not published by 3:00 p.m., New York City time, on that calculation date, then the calculation agent will calculate the Treasury rate, which will be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that interest determination date, of three leading primary United States government securities dealers (which may include one or more of the agents or their affiliates) selected by the calculation agent for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement; provided, however, that if the dealers selected by the calculation agent are not quoting bid rates as mentioned in this sentence, the Treasury rate with respect to the interest determination date will be the same as the Treasury rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).

Indexed Notes

Notes also may be issued with the principal amount payable at maturity or interest to be paid on the notes, or both, to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of a specified currency relative to one or more other currencies, currency units or composite currencies specified in a pricing supplement, or such other price or exchange rate as may be specified in the notes, as set forth in a pricing supplement relating to those indexed notes. Holders of indexed notes may receive a principal amount on the maturity date that is greater than or less than the face amount of the indexed notes, or an interest rate that is greater than or less than the stated interest rate on the indexed notes, or both, depending upon the structure of the indexed note and the relative value on the maturity date or at the relevant interest payment date, as the case may be, of the specified indexed item. However, the amount of interest or principal payable with respect to an indexed note will not be less than zero. Information as to the method for determining the principal amount payable on the maturity date, the manner of determining the interest rate, historical information with respect to the specified indexed item and tax considerations associated with an investment in indexed notes will be set forth in the applicable pricing supplement.

An investment in indexed notes may be much riskier than a similar investment in conventional fixed-rate debt securities. If the interest rate of an indexed note is indexed, it may result in an interest rate that is less than that payable on conventional fixed-rate debt securities issued by us at the same time, including the possibility that no interest will be paid. If the principal amount of an indexed note is indexed, the principal amount payable at maturity may be less than the original purchase price of such indexed note, including the possibility that no principal will be paid, resulting in an entire loss of investment. Additionally, if the formula used to determine the principal amount or interest payable with respect to those indexed notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. We refer you to “Foreign Currency Risks”.

Dual Currency Notes

Dual currency notes are notes as to which we have a one time option, exercisable on a specified date in whole, but not in part, with respect to all dual currency notes issued on the same day and having the same terms, of making all payments of principal, premium, if any, and interest after the exercise of that option, whether at maturity or otherwise (which payments would otherwise be made in the face amount currency of those notes specified in the applicable pricing supplement), in the optional payment currency specified in the applicable pricing supplement. The terms of the dual currency notes together with information as to the relative value of the face amount currency compared to the optional payment currency and as to tax considerations associated with an investment in dual currency notes will also be set forth in the applicable pricing supplement.

If we elect on any option election date specified in the applicable pricing supplement to pay in the optional payment currency instead of the face amount currency, payments of interest, premium, if any, and principal made after that option election date may be worth less, at the then current exchange rate, than if we had made those payments in the face amount currency. We refer you to “Foreign Currency Risks”.

Renewable Notes

We may also issue from time to time variable rate renewable notes which will mature on an interest payment date specified in the applicable pricing supplement unless the maturity of all or a portion of the principal amount of the notes is extended in accordance with the procedures set forth in the applicable pricing supplement.

Short-Term Notes

We may offer from time to time notes with maturities from nine months to one year. Unless otherwise indicated in the applicable pricing supplement, interest on short-term notes will be payable at maturity. Unless otherwise indicated in the applicable pricing supplement, interest on short-term notes that are floating rate notes (other than Treasury rate notes) will be computed on the basis of the actual number of days elapsed divided by 360, and interest on short-term notes that are Treasury rate notes will be computed on the basis of the actual number of days elapsed divided by a year of 365 or 366 days, as the case may be.

Extension of Maturity

The pricing supplement will indicate whether we have the option to extend the maturity of a note (other than an amortizing note) for one or more periods up to but not beyond the final maturity date set forth in the pricing supplement. If we have that option with respect to any note (other than an amortizing note), we will describe the procedures in the applicable pricing supplement.

Amortizing Notes

Amortizing notes are notes for which payments combining principal and interest are made in installments over the life of the note. Payments with respect to amortizing notes will be applied first to interest due and payable on the notes and then to the reduction of the unpaid principal amount of the notes. We will provide further information on the additional terms and conditions of any issue of amortizing notes in the applicable pricing supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable pricing supplement and set forth on the notes.

Original Issue Discount Notes

We may offer notes from time to time at an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount of the note (i.e., par). Original issue discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. We refer to the difference between the issue price of an original issue discount note and par as the “discount”. In the event of redemption, repayment or acceleration of maturity of an original issue discount note, the amount payable to the holder of an original issue discount note will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of that original issue discount note (if applicable), multiplied by the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on that original issue discount note accrued from the date of issue to the date of that redemption, repayment or acceleration of maturity.

Unless otherwise specified in the applicable pricing supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an original issue discount note, the discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable original issue discount note and, for zero coupon original issue discount notes, a six-month compounding period (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to that original issue discount note and an assumption that the maturity of that original issue discount note will not be accelerated. If the period from the date of issue to the initial interest payment date for an original issue discount note is shorter than the compounding period for such original issue discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then that initial period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code.

Certain original issue discount notes may not be treated as having original issue discount for federal income tax purposes, and notes other than original issue discount notes may be treated as issued with original issue discount for federal income tax purposes. We refer you to “Certain United States Federal Income Tax Considerations”.

Redemption at Our Option

Unless otherwise provided in the applicable pricing supplement, we cannot redeem the notes prior to maturity. We may redeem the notes at our option prior to the maturity date only if an “initial redemption date” is specified in the applicable pricing supplement. If so specified, we can redeem the notes at our option on any date on and after the applicable initial redemption date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount of notes will be at least $1,000 or other minimum denomination), at the applicable redemption price, together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the indenture. By redemption price for a note, we mean an amount equal to the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the annual redemption percentage reduction specified in the pricing supplement, if applicable) multiplied by the unpaid principal amount of the note to be redeemed. The initial redemption percentage, if any, applicable to a note will decline on each anniversary of the initial redemption date by an amount equal to the applicable annual redemption percentage reduction, if any, until the redemption price is equal to 100% of the unpaid principal amount to be redeemed. The redemption price of original issue discount notes is described above under “—Original Issue Discount Notes”.

Foreign currency notes may be subject to different restrictions on redemption. We refer you to “Special Provisions Relating to Foreign Currency Notes—Minimum Denominations, Restrictions on Maturities, Repayment and Redemption”.

Repayment at the Noteholders’ Option; Repurchase

Holders may require us to repay notes prior to maturity only if one or more “optional repayment dates” are specified in the applicable pricing supplement. If so specified, we will repay notes at the option of the holders on any optional repayment date in whole or in part from time to time in increments of $1,000 or other minimum denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof will be at least $1,000 or that other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. A holder who wants us to repay a note prior to maturity must deliver the note, together with the form “Option to Elect Repayment” properly completed, to the trustee at its corporate trust office (or any other address that we specify in the pricing supplement or notify holders of from time to time) no more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of a repayment option by the holder will be irrevocable. The repayment price of original issue discount notes is described above under “—Original Issue Discount Notes”. Notwithstanding the foregoing, we will comply with Section 14(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to repurchase notes.

Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, beneficial owners of global notes that desire to have all or any portion of book-entry notes represented by global notes repaid must direct the participant of the depositary through which they own their interest to direct the depositary to exercise the repayment option on their behalf by delivering the related global note and duly completed election form to the trustee. In order to ensure that the global note and election form are received by the trustee on a particular day, the applicable beneficial owner must so direct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines of those participants. All instructions given to participants from beneficial owners of global notes relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given by a beneficial owner, the beneficial owner must cause the participant through which it owns its interest to transfer that beneficial owner’s interest in the global note or notes representing the related book-entry notes, on the depositary’s records, to the trustee. We refer you to “—Book-Entry, Delivery and Form” below.

Foreign currency notes may be subject to different restrictions on repayment. We refer you to “Special Provisions Relating to Foreign Currency Notes—Minimum Denominations, Restrictions on Maturities, Repayment and Redemption”.

We may at any time purchase notes at any price in the open market or otherwise. Notes purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Other Provisions; Addenda

Any provisions with respect to notes, including the determination of an interest rate basis, the specification of interest rates bases, calculation of the interest rate applicable to a floating rate note, interest payment dates or any other matter relating thereto may be modified by the terms specified under “Other Provisions” on the face of the note in an addendum relating thereto, if so specified on the face thereof and in the applicable pricing supplement.

Book-Entry, Delivery and Form

We will issue the notes in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, The Depositary Trust Company (DTC) and registered in the name of the nominee of DTC. Except as described below, a global note may not be transferred except as a whole by DTC to another nominee of DTC or to a successor of DTC or a nominee of that successor. Transfers of a global note will be effected only through records maintained by DTC and its participants. Beneficial interests in global notes will be exchanged for notes in definitive form only under limited circumstances described below.

When we issue a global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the notes represented by that global note to the accounts of participants. The accounts to be credited shall be designated by the agents. Ownership of beneficial interests in a global note is limited to participants that have accounts with DTC, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC for a global note. So long as DTC or its nominee is the registered owner thereof, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Ownership of beneficial interests in a global note by persons that hold interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global note.

We will make payments of principal of, and interest on, notes represented by a global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note representing those notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global note, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global note held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC or any participant relating to those beneficial interests.

A global note is exchangeable for definitive notes registered in the name of, and a transfer of a global note may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note or at any time DTC ceases to be a clearing agency registered under the Exchange Act;

•	we determine in our discretion that the global note will be exchangeable for definitive notes in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default in respect of the notes.

Any global note that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the global note. The definitive notes will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

Except as provided above, owners of the beneficial interests in a global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. No global note will be exchangeable except for another global note of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global note or the indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the notes or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

If an issue of notes is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the notes are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the notes is held that it elects, in accordance with, and to the extent permitted by, the applicable pricing supplement and the relevant note, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

Unless otherwise specified in the applicable pricing supplement, the following additional provisions will apply to foreign currency notes.

Payment Currency

Unless otherwise indicated in the applicable pricing supplement, you are required to pay for foreign currency notes in the specified currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies. Therefore, unless otherwise indicated in the applicable pricing supplement, the exchange rate agent we appoint and identify in the applicable pricing supplement will arrange for the conversion of U.S. dollars into the specified currency on behalf of any purchaser of a foreign currency note to enable a prospective purchaser to deliver the specified currency in payment for a foreign currency note. The exchange rate agent must receive a request for any conversion on or prior to the third business day preceding the date of delivery of the foreign currency note. You must pay all costs of currency exchange.

Unless otherwise specified on the applicable pricing supplement or unless the holder of a foreign currency note elects to receive payments in the specified currency, payments made by us of principal of, premium, if any, and interest, if any, on a foreign currency note will be made in U.S. dollars. The U.S. dollar amount to be received by a holder will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the exchange rate agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to the holders of notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If these bid quotations are not available, payments to holders will be made in the specified currency.

Unless otherwise specified in the applicable pricing supplement, a holder of a foreign currency note may elect to receive payment in the specified currency for all payments by written notice to the paying agent at its corporate trust office in The City of New York received on a date prior to the record date for the relevant interest payment date or at least 10 calendar days prior to the maturity date (or any redemption date or repayment date), as the case may be, and need not file a separate election for each payment, and such election will remain in effect until revoked by written notice to the paying agent at its corporate trust office in The City of New York received on a date prior to the record date for the relevant interest payment date or at least 10 calendar days prior to the maturity date (or any redemption date or repayment date), as the case may be, provided, that such election is irrevocable as to the next succeeding payment to which it relates.

Banks in the United States offer non-U.S. dollar-denominated checking or savings account facilities in the United States only on a limited basis. Accordingly, unless otherwise indicated in the applicable pricing supplement, payments of principal of, premium, if any, and interest, if any, on, foreign currency notes to be made in a specified currency other than U.S. dollars will be made to an account at a bank outside the United States, unless alternative arrangements are made.

Except as set forth below with respect to notes denominated or payable in currencies of countries participating in Stage III of European Economic Monetary Union, if a specified currency (other than the U.S. dollar) in which a note is denominated or payable: (a) ceases to be recognized by the government of the country which issued that currency or for the settlement of transactions by public institutions of or within the international banking community, (b) is a currency unit and that currency unit ceases to be used for the purposes for which it was established, or (c) is not available to us for making payments due to the imposition of exchange controls or other circumstances beyond our control, in each such case, as determined in good faith by us, then with respect to each date for the payment of principal of and interest, if any, on a note denominated or payable in that specified currency occurring after the last date on which that specified currency was so used, which we refer to as the conversion date, the U.S. dollar or such foreign currency or currency unit as may be specified by us, which we refer to as the substitute currency, will become the currency of payment for use on each such payment date (but the specified currency will, at our election, resume being the currency of payment on the first such payment date preceded by 15 business days during which the circumstances which gave rise to the change of currency no longer prevail, in each case, as determined in good faith by us). The substitute currency amount to be paid by us to the trustee and by the trustee or any paying agent to the holder of a note with respect to that payment date will be the currency equivalent or currency unit equivalent (each as defined below) of the specified currency as determined by the exchange rate agent (which determination will be delivered in writing to the trustee not later than the fifth business day prior to the applicable payment date) as of the conversion date or, if later, the date most recently preceding the payment date in question on which such determination is possible of performance, but not more than 15 business days before the payment date. We refer to that conversion date or date preceding a payment date as the valuation date. Any payment in a substitute currency under the circumstances described above will not constitute an event of default under the indenture or the notes.

The “currency equivalent” will be determined by the exchange rate agent as of each valuation date and will be obtained by converting the specified currency (unless the specified currency is a currency unit) into the substitute currency at the market exchange rate (as defined below) on the valuation date.

The “currency unit equivalent” will be determined by the exchange rate agent as of each valuation date and will be the sum obtained by adding together the results obtained by converting the specified amount of each initial component currency into the substitute currency at the market exchange rate on the valuation date for that component currency.

“Component currency” means any currency which, on the conversion date, was a component currency of the relevant currency unit.

“Market exchange rate” means, as of any date, for any currency or currency unit the noon U.S. dollar buying rate for that currency or currency unit, as the case may be, for cable transfers quoted in New York City on such date as certified for customs purposes by the Federal Reserve Bank of New York. If such rates are not available for any reason with respect to one or more currencies or currency units for which an exchange rate is required, the exchange rate agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in New York City or in the country of issue of the currency or currency unit in question, or such other quotations as the exchange rate agent will deem appropriate. Unless otherwise specified by the exchange rate agent, if there is more than one market for dealing in any currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such currency or currency unit will be that upon which a non-resident issuer of securities designated in that currency or currency unit would, as determined in its sole discretion and without liability on the part of the exchange rate agent, purchase that currency or currency unit in order to make payments in respect of those securities.

“Specified amount” of a component currency means the number of units (including decimals) which such component currency represented in the relevant currency unit, on the conversion date or the valuation date or the last date the currency unit was so used, whichever is later. If after that date the official unit of any component currency is altered by way of combination or subdivision, the specified amount of that component currency will be divided or multiplied in the same proportion. If after such date two or more component currencies are consolidated into a single currency, the respective specified amounts of such component currencies will be replaced by an amount in such single currency equal to the sum of the respective specified amounts of that consolidated component currencies expressed in such single currency, and that amount will thereafter be a specified amount and such single currency will thereafter be a component currency. If after that date any component currency will be divided into two or more currencies, the specified amount of that component currency will be replaced by specified amounts of such two or more currencies, the sum of which, at the market exchange rate of such two or more currencies on the date of such replacement, will be equal to the specified amount of the former component currency and those amounts will thereafter be specified amounts and those currencies will thereafter be component currencies.

All determinations referred to above made by us or our agents will be at our or their sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you.

Specific information about the currency, currency unit or composite currency in which a particular foreign currency note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable pricing supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Notes Denominated in the Currencies of EU Member Countries

The foreign currencies, in which debt securities may be denominated or payments due in respect of the offered securities may be calculated, could be issued by countries participating in the European Economic and Monetary Union: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Other member states of the European Union may still become participating member states.

On January 1, 2002, the national currencies of participating member states ceased to exist and the sole legal tender in such states became the euro. The European Union and the individual member states have adopted regulations providing specific rules for the introduction of the euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the euro.

If one or more of the Danish krone, Pound sterling or Swedish krona is replaced by the euro, then all payments in respect of notes denominated in such currencies will be effected in euro in conformity with legally applicable measures taken pursuant to, or by virtue of, applicable law and such payment will not constitute an event of default under the indenture or the notes.

Minimum Denominations, Restrictions on Maturities, Repayment and Redemption

Notes denominated in specified currencies other than U.S. dollars will have the minimum denominations and will be subject to the restrictions on maturities, repayment and redemption that are set forth in the applicable pricing supplement. Any other restrictions applicable to notes denominated in specified currencies other than U.S. dollars, including restrictions related to the distribution of such notes, will be set forth in the related pricing supplement.

FOREIGN CURRENCY RISKS

This prospectus supplement and any applicable pricing supplement do not describe all of the possible risks of an investment in notes whose payment will be made in, or affected by the value of, a foreign currency or a composite currency. You should not invest in those notes if you are not knowledgeable about foreign currency and indexed transactions. You should consult your own financial and legal advisors about such risks as such risks may change from time to time.

We are providing the following information for the benefit of U.S. residents. If you are not a U.S. resident, you should consult your own financial and legal advisors before investing in any notes.

Exchange Rates and Exchange Controls

A note denominated in, or affected by the value of, a currency other than U.S. dollars has additional risks that do not exist for U.S. dollar denominated notes. The most important risks are (a) possible changes in exchange rates between the U.S. dollar and the specified currency after the issuance of the note resulting from market changes in rates or from the official redenomination or revaluation of the specified currency and (b) imposition or modification of foreign exchange controls by either the U.S. government or foreign governments. Such risks generally depend on economic events, political events and the supply of, and demand for, the relevant currencies, over which we have no control.

Exchange rates have fluctuated greatly in recent years and are likely to continue to fluctuate in the future. These fluctuations are caused by economic forces as well as political factors. However, you cannot predict future fluctuations based on past exchange rates. If the foreign currency decreases in value relative to the U.S. dollar, the yield on a foreign currency note or currency-linked indexed note for a U.S. investor will be less than the coupon rate and you may lose money at maturity or if you sell the note. In addition, you may lose all or most of your investment in a currency-linked indexed note as a result of changes in exchange rates.

Governments often impose exchange controls which can affect exchange rates or the availability of the foreign currency to make payments of principal, premium, if any, and interest on the notes. We cannot assure you that exchange controls will not restrict or prohibit payments of principal, premium, if any, or interest denominated in any specified currency.

Even if there are no actual exchange controls, it is possible that the specified currency would not be available to us when payments on the notes are due because of circumstances beyond our control. If the specified foreign currency is not available, we will make the required payments in U.S. dollars on the basis of the market exchange rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the market exchange rate as of a recent date. We refer you to “Special Provisions Relating to Foreign Currency Notes—Payment Currency”. You should consult your own financial and legal advisors as to the risk of an investment in notes denominated in a currency other than your home currency.

Any pricing supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting that currency and any other required information concerning the currency.

Foreign Currency Judgments

The indenture and the notes are governed by New York State law. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Accordingly, if you bring a lawsuit in a New York state court or in a federal court located in the State of New York for payment of a foreign currency note, the court would award a judgment in the foreign currency and convert the judgment into U.S. dollars on the date of the judgment. U.S. courts located outside the State of New York would probably award a judgment in U.S. dollars but it is unclear what rate of exchange they would use.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain U.S. federal income tax considerations of owning the notes we are offering. This section deals only with notes held as capital assets and concerns only notes that are due to mature 30 years or less from their date of issuance. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, person that will hold notes as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization, partnership or other pass-through entity or a U.S. holder as defined below whose “functional currency” is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this discussion.

You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holder

The following is a description of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of a note. The term “U.S. holder” means a beneficial owner of a note who or that is (a) an individual citizen or resident of the United States, (b) a corporation or partnership, including an entity treated as corporation or partnership for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) in general, a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons.

Payments or Accruals of Interest

Payments or accruals of qualified stated interest (as defined below under “—Original Issue Discount”) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a note in a currency other than U.S. dollars, which we refer to as a foreign currency note, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note. The rules for determining these amounts are discussed below. If you purchase a note that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (other than amounts attributable to any accrued qualified stated interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the note. If you sell or exchange a note for a foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount, short term notes, foreign currency gain or loss and contingent payment obligations, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15%. Under current law, this 15% rate is in effect until December 31, 2008 and will rise to 20% beginning in 2009. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Notwithstanding the foregoing, any gain or loss that you realize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note and must be recognized to the extent of the overall gain or loss on the transaction. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

Original Issue Discount

If we issue notes at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the notes multiplied by the number of full years to their maturity, the notes will be original issue discount notes. The difference between the issue price and the stated redemption price at maturity of the notes will be the original issue discount. The issue price of the notes will be the first price at which a substantial amount of the notes are sold to the public (i.e., excluding sales of notes to the Agent, placement agents, wholesalers, or similar persons). The stated redemption price at maturity will include all payments on the notes other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, at a variable rate based on one or more interest indices.

If we issue notes with a discount of less than one-fourth of one percent (0.25%) of the notes’ stated redemption price at maturity multiplied by the number of full years to their maturity, the notes will not be original issue discount notes, and you will be required to include the de minimis original issue discount amount in income as stated principal payments are made on the notes, unless you make the election described below to include in income your entire return on the notes under the constant yield method.

If you invest in an original issue discount note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an original issue discount note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an original issue discount note with a maturity date more than one year from the date of issue, you will be required to include in ordinary gross income the sum of the daily portions of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an original issue discount note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be of any length and may vary in length over the term of an original issue discount note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the note, the amount of original issue discount on an original issue discount note allocable to each accrual period is determined by (a) multiplying the adjusted issue price of the note at the beginning of the accrual period by a fraction, the numerator of which is the yield to maturity of the note and the denominator of which is the number of accrual periods in a year; and (b) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

The adjusted issue price of an original issue discount note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. The yield to maturity of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. In the case of an original issue discount note that is a floating rate note, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. Additional rules may apply if interest on a floating rate note is based on more than one interest index. All payments on an original issue discount note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. As a result of this constant yield method of including original issue discount income, the amounts you will be required to include in your gross income generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an election to include in income your entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note) under the constant yield method described above. The election may be made only during the taxable year in which you acquire the note and may not be revoked without the consent of the IRS. If you purchase a note at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “—Premium” and “—Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an original issue discount note that is also a foreign currency note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (a) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (b) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “—Payments or Accruals of Interest”. Because exchange rates may fluctuate, if you are the holder of an original issue discount note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar original issue discount note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the original issue discount note), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the original issue discount note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you purchase an original issue discount note outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the note other than payments of qualified stated interest), or if you purchase an original issue discount note in the initial offering at a price other than the note’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an original issue discount note at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating rate notes generally will be treated as variable rate debt instruments under the original issue discount regulations. Accordingly, the stated interest on a floating rate note generally will be treated as qualified stated interest and such a note will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a variable rate debt instrument, the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such notes in the applicable pricing supplement.

Certain original issue discount notes may be redeemed prior to maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the applicable pricing supplement. Original issue discount notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase original issue discount notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

Pre-Issuance Accrued Interest

An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your note is to be made within one year of your note’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

Short-Term Notes

The original issue discount rules described above do not apply to notes with maturities of one year or less, which we refer to as short-term notes. Under applicable U.S. Treasury regulations, a short-term note will be treated as having been issued at an original issue discount equal to the excess of the total principal and interest payments on the note over its issue price.

Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction, you will generally not be required to include original issue discount on the note in ordinary income on a daily basis, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent of original issue discount accrued, reduced by any interest received, during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders generally will be required to include original issue discount on a short-term note in income on a daily basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any acquisition discount with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Premium

If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as to any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Original issue discount notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, you must calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date the holder acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

If you purchase a note (other than a short-term note) at a price that is lower than the note’s remaining redemption amount (or in the case of an original issue discount note, the note’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments, which we refer to as contingent debt obligations. These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the applicable pricing supplement.

Non-U.S. Holder

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of a note. The term “non-U.S. holder” means a beneficial owner of a note who or that is not a U.S. person for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below concerning backup withholding, payments of interest on a note to you will not be subject to U.S. federal withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related to us through stock ownership; and

•	the paying agent does not have actual knowledge that you are a U.S. person and either (a) you provide the paying agent a properly executed IRS Form W-BEN, signed under penalties of perjury that includes your name and address, certifying that you are not a United States person, (b) you hold your notes through certain intermediaries and you and the intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations, (c) the interest payments are effectively connected with your conduct of a U.S. trade or business and you provide the paying agent a properly executed IRS Form W-8ECI, or (d) the paying agent otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations.

Special rules govern the tax treatment of interest payments on debt obligations that provide for certain types of contingent interest. If we issue debt obligations with these features, we will provide a description of the tax considerations relevant to non-U.S. holders in the applicable pricing supplement.

Sale, Exchange or Retirement of Notes

Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. income tax or withholding tax on any gain realized on the sale, exchange or retirement of a note unless the gain is effectively connected with your conduct of a U.S. trade or business or you are an individual who was present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs.

Effectively Connected Interest or Gain

If interest or gain on your note is effectively connected with your conduct of a U.S. trade or business, then although you will be exempt from U.S. withholding tax if you provide appropriate certification described above, you generally will be subject to U.S. federal income tax on the interest (including original issue discount) or gain in the same manner as if you were a U.S. holder. If you are a foreign corporation, you also may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of your U.S. trade or business income.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, if the notes are denominated in a foreign currency, a U.S. holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on IRS Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Information Reporting and Backup Withholding

The paying agent must file information returns with the IRS in connection with note payments made to certain United States persons. If you are a U.S. holder, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent or otherwise establish an exemption. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a non-U.S. holder, you will have to comply with certification procedures to establish that you are not a United States person in order to avoid backup withholding tax requirements. However, information reporting may still apply with respect to interest payments on the notes, even if certification is provided.

Information reporting and backup withholding requirements will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker, provided that such broker:

•	derives less than 50% of its gross income for particular period from the conduct of a trade or business in the United States;

•	is not a controlled foreign corporation for U.S. federal income tax purposes; and

•	is not a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. holders or is engaged in the conduct of a U.S. trade or business.

Payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a note by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

EUROPEAN UNION DIRECTIVE ON

TAXATION OF CERTAIN INTEREST PAYMENTS

The European Union recently issued a new directive regarding the taxation of savings income beginning January 1, 2005. Under this directive, subject to a number of important conditions being met, member states will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent within its jurisdiction to an individual resident in that other member state, except that certain individual member states (Luxembourg, Belgium and Austria) must instead apply a withholding system for a transitional period in relation to such payments. The transitional period will begin on January 1, 2005 and will end at the end of the first fiscal year following the later of (1) the date of an agreement between the European Union and the Swiss Confederation, the Principality of Liechtenstein, the Republic of San Marino, the Principality of Monaco and the Principality of Andorra, providing for the exchange of information with respect to interest payments made by paying agents within those jurisdictions to individual residents in member states and (2) the date on which the European Union determines that the United States is committed to the exchange of information with respect to interest payments made by paying agents within the United States to individual residents in member states. The withholding tax will be 15% for the first three years of the transitional period, 20% for the subsequent three years and 35% for the remaining time. The withholding tax paid by the recipient of income will be credited by the member state of residence of the individual against its tax liability in that state, and any tax in excess of that liability will be repaid to the individual.

You should consult your own tax advisors regarding the application of the directive or any similar directive.

PLAN OF DISTRIBUTION

Under the terms of the distribution agreement dated as of September 2, 2003, we are offering the notes on a continuing basis through Credit Suisse First Boston LLC (which we refer to as CSFB), Banc One Capital Markets, Inc. (which we refer to as Banc One) and Wachovia Capital Markets, LLC (which we refer to as Wachovia) as our agents, who have each agreed to use their reasonable efforts to solicit purchases of the notes. Except as otherwise agreed by us and these agents with respect to a particular note and disclosed in the applicable pricing supplement, we will pay the agent a commission ranging from 0.125% to 0.750% of the principal amount of each note, depending on its maturity, sold through the agent. We reserve the right to withdraw, cancel or modify the offer made in this prospectus supplement without notice and may reject offers in whole or in part (whether placed directly with us or through the agents). Each agent shall have the right, in its sole discretion, to reject any offer to purchase notes received by it, in whole or in part, that it reasonably considers to be unacceptable.

The following table summarizes the compensation to be paid to the agents by us.

	Total
	Per Note	Minimum	Maximum
Commissions paid by Deluxe	.125%—750%	$312,500	$1,875,000

We estimate that the total expenses for the offering, excluding underwriting commissions or discounts will be approximately $200,000.

We also may sell notes to the agents, acting as principal, at a discount or concession to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at a fixed offering price or at varying prices related to prevailing market prices at the time of such resale or otherwise, as determined by the agents and specified in the applicable pricing supplement. The agents may offer the notes it has purchased as principal to other dealers. The agents may sell notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the agents from us. Unless otherwise indicated in the applicable pricing supplement, any note sold to the agents as principal will be purchased by the agents at a price equal to 100% of the principal amount less a percentage equal to the commission applicable to any agency sale of a note of identical maturity, and may be resold by the agents to investors and other purchasers from time to time in one or more transactions, including negotiated transactions as described above. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price, concession and discount may be changed.

We may also sell notes directly to investors (other than broker-dealers) in those jurisdictions in which we are permitted to do so. We will not pay any commission on any notes we sell directly.

We may appoint, from time to time, one or more additional agents with respect to particular notes or with respect to the notes in general, acting either as agent or principal, on substantially the same terms as those applicable to sales of notes to or through CSFB, Banc One or Wachovia pursuant to the distribution agreement. With certain exceptions, the distribution agreement may be terminated for any reason at any time by us as to any agent or, in the case of any agent, by that agent insofar as the distribution agreement relates to that agent, upon the giving of one day’s written notice of the termination to the other parties to the distribution agreement.

Each purchaser of a note will arrange for payment as instructed by the agents. The agents are required to deliver the proceeds of the notes to us in immediately available funds, to a bank designated by us in accordance with the terms of the distribution agreement, on the date of settlement.

The agents, whether acting as agent or principal, will be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We have agreed to indemnify the agents against liabilities under the Securities Act, or contribute to payment which the agents may be required to make in that respect. We have also agreed to reimburse the agents for certain expenses.

No note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a national securities exchange in the United States. We have been advised that CSFB, Banc One and Wachovia intend to make a market in the notes, as permitted by applicable laws and regulation. Neither CSFB, Banc One nor Wachovia is obligated to do so, however, and may discontinue making a market at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

When an agent acts as principal for its own account, to facilitate the offering of notes, that agent may engage in over-allotment, stabilizing transactions and syndicate covering transactions and may impose penalty bids as permitted by Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the agents to reclaim a selling concession from a syndicate member when notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the relevant notes to be higher than it would otherwise be in the absence of the transactions. These transactions, if commenced, may be discontinued at any time.

No action has been or will be taken by us or the agents that would permit a public offering of the notes or possession or distribution of this prospectus supplement and the accompanying prospectus or any pricing supplement in any jurisdiction other than the United States except in accordance with the distribution agreement.

Concurrently with the offering of the notes through the agents as described in this prospectus supplement, we may issue other securities from time to time as described in the accompanying prospectus. Other securities so issued may reduce correspondingly the maximum aggregate principal amount of notes that may be offered by this prospectus supplement and the accompanying prospectus. We refer you to “Description of Notes”.

The agents and their affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

VALIDITY OF THE NOTES

Opinions regarding the validity of the notes being offered will be issued for us by Dorsey & Whitney LLP, Minneapolis, Minnesota, and for the agents by Sullivan & Cromwell LLP, New York, New York. These opinions will be conditioned upon and subject to assumptions regarding future actions required to be taken by us and the trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters which may affect the validity of notes but which cannot be ascertained on the date of the opinions.

PROSPECTUS

$500,000,000

DELUXE CORPORATION

DEBT SECURITIES

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total principal amount of $500,000,000.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus.

We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be in any accompanying prospectus supplement.

You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information; Incorporation by Reference” on page 16.

This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.

Investing in the debt securities involves risks. “ Risk Factors” begin on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2003.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process on Form S-3. Under this shelf registration, we may sell the debt securities described in this prospectus in one or more offerings up to a total principal amount of $500,000,000. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we may offer under this prospectus. You can read that registration statement at the SEC web site or at the SEC office mentioned in the section “Where You Can Find More Information; Incorporation By Reference.”

This prospectus provides a general description of the securities we may offer hereunder. If required, each time we sell securities hereunder, we will describe in a prospectus supplement which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

DELUXE CORPORATION

Deluxe Corporation is the largest provider of checks in the United States, both in terms of revenue and number of checks produced. We design, manufacture and distribute a comprehensive line of printed checks. In addition to checks, we also offer checkbook covers, business forms, address labels, self-inking stamps, fraud prevention services and customer retention programs. We provide check printing services for approximately 10,000 financial institution clients nationwide, including banks, credit unions and financial services companies. We also market products directly to consumers and small businesses through the Internet and direct response marketing.

We operate through three business segments: Financial Services, Direct Checks and Business Services.

Financial Services is the nation’s leading supplier of checks, related products and check merchandising services to financial institutions. Customers typically submit their check orders to their financial institution, which forwards those orders to us. We then process the orders and ship them directly to the customers. Financial Services produces a wide range of check designs, with many customers preferring one of the dozens of licensed designs we offer, including Disney®, Warner Brothers®, NASCAR™, Harley-Davidson®, Coca-Cola® and Laura Ashley®. Additionally, we offer enhanced services to our financial institution clients, such as customized reporting, file management, expedited account conversion support and fraud prevention. Our relationships with specific financial institutions are usually formalized through supply contracts averaging three to five years  in duration.

Direct Checks is the nation’s leading direct-to-consumer check supplier, selling under the Checks Unlimited® and Designer® Checks brands. Through these two brands, we sell personal and business checks, as well as related products, using the Internet and direct response marketing. We use a variety of direct marketing techniques to acquire new customers, including freestanding inserts in newspapers, in-package advertising, statement stuffers and co-op advertising. We also use e-commerce strategies to direct traffic to our websites. We continue to emphasize telephone and Internet contacts because they provide a more efficient way of selling products than through the mail. As a result, Direct Checks received over 20 percent of its order volume through the Internet in 2002 via three websites: www.checksunlimited.com, www.designerchecks.com and www.checks.com. There has been an overall softening in direct mail industry response rates causing some of the cooperative mailers and other businesses we have relied upon to distribute direct mail advertisements to reduce their circulation. This has made it challenging, and more costly, to acquire suitable advertising media for our traditional means of new customer acquisition. We are exploring new opportunities such as the Internet and other partners to replace traditional media sources.

Business Services is a leading supplier of checks, forms and related products to small businesses and home offices through financial institution referrals and via direct mail and the internet. We offer software-compatible laser checks and forms, manual business checks and forms, business cards, stationery and accessories and currently have a database of approximately 1.8 million customers. Business Services also works with financial institutions to help them better meet the needs of their small business customers. Through a successful business referral program, our financial institution clients refer new small business customers by calling us directly at the time of new account opening.

Among the challenges we face, and the risks inherent in investing in our debt securities, are that the paper check industry overall is a mature industry, and if the industry declines faster than expected, it could have a material adverse impact on our operating results. In addition our strategic initiatives for future growth may cost more than is anticipated and may not be successful. Also, the debt securities are effectively subordinated to the obligations of our subsidiaries.

Deluxe was incorporated in Minnesota in 1920. From 1920 to 1988, our company was named Deluxe Check Printers, Incorporated. Our principal executive offices are located at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966, telephone (651) 483-7111.

RISK FACTORS

Investing in our debt securities involves risk, not all of which are described in this prospectus and any prospectus supplement. However, the Company has included the risk factors that it believes to be material in this prospectus, any prospectus supplements or the reports to the SEC incorporated by reference into this prospectus in the “Where You Can Find More Information; Incorporation By Reference” section. In particular, you should review the risk factors disclosures contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2003. You should carefully consider the risks and uncertainties described below and any risk factors in any prospectus supplement and our reports to the SEC incorporated by reference into this prospectus along with the other information in this prospectus and the accompanying prospectus supplement before deciding whether to purchase any debt securities we may offer. If any of the following risks or the risks contained in the supplemental prospectus or our reports to the SEC actually occur, our business and operating results could be harmed. This could cause the value of the purchased debt securities to decline, and you may lose all or part of your investment.

The paper check industry overall is a mature industry and if the industry declines faster than expected, it could have a materially adverse impact on our operating results.

Check printing is, and is expected to continue to be, an essential part of our business and the principal source of our operating income. We primarily sell checks for personal and small business use and believe that there will continue to be a substantial demand for these checks for the foreseeable future. However, according to our estimates, total checks written by individuals and small businesses continued to decline slightly in 2002, and the total number of personal, business and government checks written in the United States has been in decline since the mid-1990s. We believe that checks written by individuals and small businesses will continue to decline due to the increasing use of alternative payment methods, including credit cards, debit cards, smart cards, automated teller machines, direct deposit, electronic and other bill paying services, home banking applications and Internet-based payment services. However, the rate and the extent to which alternative payment methods will achieve consumer acceptance and replace checks cannot be predicted with certainty. A surge in the popularity of any of these alternative payment methods could have a material, adverse effect on the demand for checks and a material adverse effect on our business, results of operations and prospects.

Our strategic initiatives may cost more than anticipated and may not be successful.

We are developing and evaluating plans and launching initiatives for future growth, including the development of additional products and services and the expansion of Internet commerce capabilities. These plans and initiatives will involve increased levels of investment. There can be no assurance that the amount of this investment will not exceed our expectations and result in materially increased levels of expense. The new products and services we develop may not meet acceptance in the marketplace. Also, Internet commerce initiatives involve new technologies and business methods and serve new or developing markets. There is no assurance that these initiatives will achieve targeted revenue, profit or cash flow levels or result in positive returns on our investment.

The debt securities are effectively subordinated to the obligations of our subsidiaries.

We conduct our operations through our subsidiaries. Although the debt securities are unsubordinated obligations, they will be effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under our indebtedness, including the debt securities, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Our subsidiaries currently do not have any borrowings outstanding. We have a corporate policy in place prohibiting the borrowings by them, although we have no restrictions on our ability to amend that policy at any time.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, the net proceeds we receive from the sale of the debt securities will be used for general corporate purposes. General corporate purposes may include funding our share repurchases under our repurchase program, refinancing of debt, capital expenditures, working capital or financing for possible acquisitions. We do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges (1)	14.5	19.2	18.7	33.2	42.6	17.1

(1)	For the purpose of computing the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, plus fixed charges, plus a proportional share of earnings of 50 percent owned companies, less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest on all indebtedness, amortization of debt discount and expense and that portion of rental expense deemed to be representative of interest.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms or provisions outlined in this section that will not apply to those debt securities. As of March 31, 2003, we had $419,586,000 of total debt outstanding, none of which will rank senior to the debt securities described below.

The debt securities will be issued under an indenture between us and Wells Fargo Bank Minnesota, N.A., as trustee. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture.

We have summarized the material terms and provisions of the indenture in this section. We have also filed the indenture as an exhibit to the registration statement. You should read the indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

The debt securities will be our direct, senior and unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we may issue. The indenture permits us to issue debt securities from time to time, and debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301)

A prospectus supplement (including any separate pricing supplement) relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the purchase price of the debt securities;

•	the person to whom any interest on the debt securities is to be paid, if different from the registered holder of the debt securities;

•	the date or dates on which the debt securities will be payable or the method by which those dates can be determined;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the place where the principal, premium and interest on the debt securities will be payable;

•	any obligation or option we have to redeem, purchase or repay debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	the denomination of the debt securities, if other than a denomination of $1,000 or a multiple of $1,000;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any changes or additions to or deletions of the events of default or covenants contained in the indenture;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities which will be payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal, premium and interest on the debt securities;

•	whether the debt securities are to be issued, in whole or in part, in the form of one or more global securities and, if so, the depositary for those global securities and the circumstances under which any of those global securities may be exchanged or transferred to a person other than that depositary or its nominee;

•	any covenant included for the benefit of the debt securities in addition to those included in the indenture;

•	whether and under what terms and conditions we may defease the debt securities or any of the covenants; and

•	any other material terms of the debt securities.

Payment; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register. (Sections 301, 305, 1001 and 1002)

There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, in denominations of $1,000 each or multiples of $1,000. (Section 302)

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon an acceleration of the maturity of the debt security under the indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement. The specific terms of the depository arrangements with respect to a series of debt securities will be described in the applicable prospectus supplement.

Restrictive Covenants

Restriction on Secured Debt

We will not, nor will we permit any Restricted Subsidiary to issue, assume or guarantee any indebtedness secured by a pledge, mortgage, security interest, lien or other encumbrance (pledges, mortgages, security interests, liens and other encumbrances are called “liens”) upon any Principal Property or upon any shares of capital stock or indebtedness of any Restricted Subsidiary (whether the Principal Property, shares or indebtedness are now owned or are acquired in the future), without effectively providing that all of the debt securities issued under the indenture are secured equally and ratably. These restrictions do not apply to indebtedness secured by liens existing on the date of the indenture or to:

•	liens on any property existing at the time of its acquisition;

•	liens on property of a company existing at the time it is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease, or other disposition of the properties of a company as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

•	liens on property of a company existing at the time it becomes a Restricted Subsidiary;

•	liens securing inter-company indebtedness;

•	liens to secure all or part of the cost of acquisition, construction or improvement of the underlying property; provided that the commitment of the creditor to extend the credit secured by the lien is obtained within 120 days before or after the completion of the acquisition, construction or improvement;

•	liens in favor of any foreign or domestic governmental agency to secure certain payments;

•	certain liens imposed by operation of law;

•	liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property or other title defects which do not materially impair the use of the real property or materially detract from the value of the real property; and

•	any extension, renewal or replacement of any of the liens referred to above, provided that the principal amount of the indebtedness secured by the lien is not increased and the lien is limited to all or part of the same property, shares of stock or indebtedness. (Section 1007)

Notwithstanding these restrictions, we and our Restricted Subsidiaries may, without securing the debt securities, issue or assume secured debt so long as, after giving effect thereto, the aggregate amount of secured debt (not including secured debt permitted under the specific exceptions listed above) and the aggregate Attributable Debt of the Sale and Leaseback Transactions entered into (other than those permitted under the specific exceptions described in “Restriction on Sale and Leaseback Transactions”) together do not exceed 10% of Consolidated Total Assets.

Restriction on Sale and Leaseback Transactions

We will not, nor will we permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with a term of more than three years with respect to any Principal Property, unless:

•	at the time of entering into such arrangement, we or our Restricted Subsidiary would, without equally and ratably securing the debt securities, be entitled to incur indebtedness secured by a lien on the property pursuant to one of the exceptions discussed in “Restriction on Secured Debt”;

•	we apply, within 120 days after the date of the Sale and Leaseback Transaction, an amount equal to the net available proceeds from the sale of the Principal Property to the retirement of any of our indebtedness with a term of more than 12 months, which may include retirement of the notes; or

•	after giving effect thereto, the aggregate amount of secured debt (not including secured debt permitted under the exceptions listed above) and the aggregate Attributable Debt of the Sale and Leaseback Transactions (not including those permitted by the two exceptions listed above) together do not exceed 10% of Consolidated Total Assets. (Section 1008)

Definitions Used in the Restrictive Covenants

For purposes of the covenants described above:

“Attributable Debt” means, as of the date of determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for Net Rental Payments during the remaining term of the lease.

“Consolidated Total Assets” means the total of all the assets appearing on the consolidated balance sheet of Deluxe and its subsidiaries, determined according to U.S. generally accepted accounting principles applicable to the type of business in which Deluxe and its subsidiaries are engaged, all as shown in the consolidated balance sheet of Deluxe for its most recent quarter prior to the event for which the determination is being made.

“Net Rental Payments” means the sum of the rental and other payments required to be paid in the period by the lessee under the lease, but excluding payments on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges, and any amounts required to be paid by the lessee that are contingent upon the amount of sales, maintenance and repairs, insurances, taxes, assessments, water rates or similar charges.

“Principal Property” means any manufacturing plant (consisting of real estate, buildings and fixtures) located within the United States of America (other than its territories or possessions) owned by us or any of our subsidiaries, which individually has a gross book value (without deduction of any depreciation reserves), on the date when the determination is being made, in excess of 2% of Consolidated Total Assets (as defined above). However, a Principal Property does not include any manufacturing plant to the extent it is financed by obligations issued by a State or local governmental unit pursuant to Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereof. A Principal Property also does not include any manufacturing plant that is not of material importance to the business conducted by us or our subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our subsidiaries that owns or leases a Principal Property.

Consolidation, Merger or Sale

The indenture generally permits a consolidation or merger between us and another corporation, partnership or trust organization. It also permits the sale or transfer by us of all or substantially all of our property and assets to another corporation, partnership or trust organization. These transactions are permitted if:

•	the resulting or acquiring corporation, if other than us, assumes by supplemental indenture all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, no event of default exists or will exist; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel representing that the transaction and the related supplemental indenture comply with the indenture. (Section 801)

If we consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture, with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 802)

Events of Default

Unless otherwise stated in the applicable prospectus supplement, an “event of default,” when used with respect to any series of debt securities, means any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund payment required on debt securities of that series when due;

•	failure to perform any other covenant in the indenture that applies to debt securities of that series for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created. (Section 501)

Acceleration

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. (Section 502)

Rescission of Acceleration

After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if:

•	we pay or deposit with the trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

•	interest on the overdue interest, to the extent lawful;

•	all amounts due the trustee under the indenture; and

•	all events of default with respect to that series of debt securities, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived, as provided in the indenture. (Section 502)

The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

The indenture requires us to file an officers’ certificate with the trustee each year regarding our performance of certain obligations under the indenture and which states that certain defaults do not exist under the terms of the indenture. (Section 704)

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee. (Section 512)

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding;

•	the trustee has not started the proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with the request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce the payment. (Section 508)

Modification and Waiver

Without Holder Consent

Under the indenture, we and the trustee can modify or amend the indenture without the consent of any holder of debt securities for the following purposes:

•	to evidence the succession of another entity to us;

•	to add any covenants or other provisions for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us;

•	to add any additional events of default for all or any series of debt securities;

•	to provide for the issuance of bearer securities;

•	to change or eliminate any provision of the indenture or to add any new provision to the indenture (i) that does not apply to any debt securities that are created prior to the modification and does not modify the right of the holders of those debt securities with respect to those provisions, or (ii) when there is no debt security that would be affected by the modification outstanding;

•	to provide security for the debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders of the debt securities in any material respect. (Section 901)

With Holder Consent

Under the indenture, we and the trustee can modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, we may not, without the consent of the holder of each debt security affected:

•	change the stated maturity date of any payment of principal or interest;

•	reduce the principal amount, premium amount or interest due on the debt securities;

•	reduce the amount of principal of an original issue discount debt security due upon acceleration of its maturity;

•	change the place of payment or currency in which any payment on the debt securities is payable;

•	limit a holder’s right to sue us for the enforcement of certain payments due on the debt securities;

•	reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

•	reduce the percentage of outstanding debt securities required to waive compliance of certain provisions of the indenture or to waive certain defaults under the indenture; or

•	modify any of the foregoing requirements or the requirements of waiver of restrictive covenants and past defaults discussed below. (Section 902)

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series of debt securities affected by a particular covenant or condition, may on behalf of all holders of that series, waive compliance by us with certain restrictive covenants or conditions of the indenture. (Section 1010)

In addition, under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section 513)

Defeasance

Defeasance and Discharge.    We will be discharged from our obligations on the debt securities of any series if we deposit with the trustee, in trust, sufficient money or U.S. government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities. (Section 403) As used in this document, “U.S. government obligations” mean the direct obligations of the United States of America, backed by its full faith and credit. (Section 101)

However, in addition to fulfilling certain other requirements, we can only be discharged from our obligations under any series of debt securities if:

•	we deliver to the trustee an opinion of counsel and an officer’s certificate confirming that there has been a change in applicable Federal law, or the United States Internal Revenue Service has either published or given us a ruling to the effect that the discharge will not result in a taxable event for the holders of the debt securities; and

•	we deliver to the trustee an opinion of counsel and an officer’s certificate confirming that the discharge of our obligations under the debt securities will not cause that series of debt securities to be de-listed from the New York Stock Exchange or any other securities exchange if it was originally listed there. (Section 403)

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series (except for obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

Defeasance of Certain Covenants.    We will be discharged from our obligations under the following covenants of the indenture if we deposit with the trustee, in trust, sufficient money or U.S. government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities:

•	Maintenance of Properties (Section 1005);

•	Payment of Taxes and Other Claims (Section 1006);

•	Restrictions on Secured Debt (Section 1007);

•	Restrictions on Sale and Leaseback Transactions (Section 1008);

However, in addition to fulfilling certain other requirements, we can only be discharged from our obligations under any covenants of any series of debt securities if:

•	we deliver to the trustee an opinion of counsel confirming that the discharge will not result in a taxable event for the holders of that series of debt securities; and

•	we deliver to the trustee an opinion of counsel and an officer’s certificate confirming that the discharge of our covenant obligations will not cause that series of debt securities to be de-listed from the New York Stock Exchange or any other securities exchange if it was originally listed there. (Section 1009)

Defeasance and Events of Default.    If we exercise our option not to comply with the certain covenants listed above and the debt securities of that series become immediately due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of that series (such as sinking fund payments) on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.

Redemption

The prospectus supplement will describe the provisions, if any, for redemption of the debt securities at our option.

Unless otherwise described in the prospectus supplement, we are not required to make mandatory redemption or sinking fund payments. The prospectus supplement will describe the provisions, if any, regarding sinking fund provisions.

Regarding the Trustee

The trustee is trustee under the Indenture, dated October 27, 1995, between us and the trustee. The trustee also is a lender under our credit facilities. The trustee provides us with cash management and other banking and advisory services in the ordinary course of business from time to time and is one of our customers and purchases products and services from us in the ordinary course of business. The trustee also acts as our stock transfer and stock options agent.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities offered under this prospectus as follows:

•	directly to purchasers;

•	through agents;

•	to underwriters or dealers for resale; or

•	through a combination of any of these methods of sale.

The distribution of the debt securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If the applicable prospectus supplement indicates, we may authorize underwriters, dealers or our agents to solicit offers by institutions to purchase the debt securities from us under contracts that provide for payment and delivery on a future date. The prospectus supplement will specify the conditions of these contracts and the commission payable for solicitation of the contracts.

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities offered under the prospectus will be considered underwriters as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts, concessions or commissions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

When we issue the debt securities offered under this prospectus, they will be new securities without an established trading market. If we sell the debt securities offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any debt security offered under this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of debt securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents for the debt securities or affiliates of such persons. These underwriters and agents and their affiliates may receive compensation, trading gain or other benefit from these transactions.

EXPERTS

The consolidated financial statements of Deluxe Corporation and its subsidiaries as of December 31, 2002 and 2001, and for each of the two years ended December 31, 2002, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Deluxe Corporation and its subsidiaries for the year ended December 31, 2000, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the debt securities will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward looking statements based on our current expectations, assumptions, estimates and projections about ourselves and our industry. Forward looking statements may be identified by the use of language such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should” or “continue,” and similar language. These forward looking statements involve risk and uncertainty. Our actual results could differ materially from those anticipated in the forward looking statements as a result of many factors, some of which are described in the “Risk Factors” section above and in any prospectus supplement and our annual, quarterly and special reports, proxy statements and other information filed with the Securities and Exchange Commission incorporated by reference into this prospectus.

Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following:

•	intense competition in all areas of our business;

•	consolidation among financial institutions;

•	the inherent unreliability of forecasts involving future results due to numerous factors, many of which are beyond our control;

•	uncertainties regarding our share repurchase program;

•	the impact of economic conditions within the United States;

•	the effect of increased marketing, production or delivery costs on our profitability;

•	the effect of software defects;

•	uncertainties with respect to future acquisitions;

•	the limited source of supply for our printing plate material;

•	uncertainties regarding protecting our rights in intellectual property;

•	our dependence upon third party providers for certain significant information technology needs;

•	the effect of legislation relating to consumer privacy protection;

•	the tax treatment of the spin-off of eFunds;

•	sales and other taxes; and

•	environmental risks.

Additional information concerning these and other factors that could cause actual results or events to differ materially from our current expectations is included in our most recent report filed with the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy our reports, proxy statements and other information at the SEC’s public reference facilities at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. You can also obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference facilities.

We also file documents electronically with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this web site is http:/www.sec.gov. You may also inspect our reports, proxy statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the debt securities described in this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002; and

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Deluxe Corporation

3680 Victoria Street North

Shoreview, Minnesota 55126-2966

(651) 483-7111

We also make available through our website, http://www.Deluxe.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as reasonably practicable after these items are electronically filed with the SEC.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information that is different. We are only offering the securities in states where it is legal to offer and sell them. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of the document. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.